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                              EXHIBIT (10)H.(iii)

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                                                             Exhibit (10)H.(iii)


                               Amendment No. 2

                                      to

          Agreement dated April 2, 1981 between UNITED JERSEY BANKS

                    and T. JOSEPH SEMROD (the "Agreement")



        WHEREAS, Semrod has surrendered the 10,000 stock appreciation units granted to him on April 20, 1981 and the 10,000 stock appreciation units granted to him on April 20, 1982; and

        WHEREAS, it is necessary to amend Paragraph 3(C)(vi) to provide for the value of a share of UJB stock at the date of issuance for units which may be newly issued as a result of the events referred to in Paragraph 3(C)(vi) in the event that units have been surrendered or not issued as contemplated by the original Agreement;

        NOW THEREFORE, the parties agree as follows:

                Paragraph 3(C)(vi) is amended to read in full as follows:

                vi)   In the event that 51% or more of the
                      outstanding common stock of UJB is
                      acquired by a single stockholder
                      or an affiliated group of stockholders,
                      as that term is defined by the Federal
                      securities laws, Semrod shall automatically then be entitled to payment as


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                      if all units granted and not surrendered and all units
                      remaining to be granted to him under this Agreement had been granted to him and were immediately convertible to cash, not withstanding the provisions of subparagraph
                      (iii) above, and this right to payment may be exercised, on five days notice to UJB or its successor, at any time from the date of the acquisition through the final date on which the units could be converted if they had been issued in due course pursuant to subparagraph (i) hereinabove without regard to the fact that the minimum time period specified in subparagraph (iii) hereof has not been reached. In this event, the value of the unit shall be measured by the price then offered by the acquiring stockholder or group of stockholders, or the average closing quote on the New York Stock Exchange of a share of UJB common stock for the preceding five trading days, whichever is greater; and the value of a share of UJB stock at the date of issuance for

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                      the newly issued units shall be the average of all
                      values established pursuant to subparagraph (ii) hereof for the units which have been or would have been previously issued under the terms of the original Agreement, notwithstanding that units may have been surrendered or not issued.



     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 this 15th day of December, 1982.


                                                UNITED JERSEY BANKS


                                                By: /s/ HENRY S. PATTERSON II
                                                    --------------------------


                                                    /s/ T. JOSEPH SEMROD
                                                    --------------------------
                                                    T. Joseph Semrod